                                                                    Confidential

                              [logo STORAGEUSA(R)]



         Presentation to the Special Committee of the Board of Directors



December 3, 2001

Lehman Brothers

Table of Contents
================================================================================

--------------------------------------------------------------------------------

I.   Executive Summary

--------------------------------------------------------------------------------

II.  Valuation Analysis

     o    Equity Research Analyst Price Targets and NAV Estimates

     o    Historical Share Price and Premium Analysis

     o    Comparable Company Analysis

     o    Net Asset Value Analysis

     o    Unlevered Discounted Cash Flow Analysis

     o    Dividend Discount Model

     o    Comparable Transactions Analysis

--------------------------------------------------------------------------------

III. Appendices

     o    Detailed Equity Research Analyst Price Targets and NAV Estimates

     o    Recent Self-Storage Sector Stock Price Performance

--------------------------------------------------------------------------------




Lehman Brothers

Executive Summary
================================================================================

Overview

o The Special Committee of the Board of Directors of Storage USA ("SUS" or the "Company") has asked Lehman Brothers to render an opinion with respect to the fairness, from a financial point of view, to the shareholders of the Company and the holders of common units of limited partnership interests of SUSA Partnership (the "Operating Partnership" or "OP") other than Security Capital Group Incorporated ("Security Capital" or "SCZ") and its affiliates, of the cash consideration to be offered to SUS's shareholders and the OP unitholders in the Proposed Transaction (defined on page 3).

o    Lehman Brothers has reviewed and analyzed:

     -- The Purchase and Sale Agreement and the specific terms of the Proposed Transaction;

     -- Publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

     -- Financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including the Company's net asset value analysis and financial projections of the Company prepared by the Company's management;

     -- A trading history of the Company's common stock from its initial public offering in March 1994 to the present and a comparison of that trading history with those of other companies that we deemed relevant;

     -- A comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant;

     -- Published reports of third party research analysts with respect to the net asset value, stock price targets and future financial performance of the Company;

     -- A comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant;

     -- The Strategic Alliance Agreement with Security Capital US Realty, as amended, the Stock Purchase Agreement between the Company and Security Capital, dated March 1, 1996, as amended, and the Registration Rights Agreement, dated March 19, 1996; and

     -- The Second Amended and Restated Agreement of Limited Partnership for SUSA Partnership.




Lehman Brothers

Executive Summary
================================================================================

Overview (cont'd)

o In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading.

o We have not been requested to opine as to, and our opinion does not in any manner address, (1) the Company's underlying business decision to proceed with or effect the proposed transaction, (2) the fairness to the holders of common units of limited partnership interest (the "Common Units") in the OP, other than Security Capital and its affiliates (the "Unitholders") to remain as limited partners of the OP (the "Non-Cash Option") or the relative value to the Unitholders of the option to receive cash equal to $42.00 per Common Unit (the "Cash Option") and the Non-Cash Option, and (3) the tax consequences to the shareholders of the Company and the Unitholders of the proposed transaction generally or of the Cash Option and Non-Cash Option specifically.



Lehman Brothers

Executive Summary
================================================================================

Summary of Proposed Transaction

Purchaser:                           Security Capital

Cash Offer Price:                    $42.00 per share in cash to shareholders
                                     of the Company and the common unitholders of the OP

Structure:                           Cash merger.  The transaction will be
                                     effected in the following steps:

                                     1.   Security Capital will acquire from
                                          the OP all of the stock of Storage
                                          USA Franchise Corp. and SUSA
                                          Management, Inc. owned by the OP;

                                     2.   Security Capital will acquire from the
                                          Company, for cash, all general and
                                          limited partnership interests that it
                                          holds in the OP and SUSA Holdings LP
                                          as well as all other assets. Following
                                          this step, Security Capital would
                                          become the sole general partner and
                                          controlling limited partner of the OP,
                                          and the Company would have no assets
                                          other than the cash consideration paid
                                          by Security Capital;

                                     3.   The Company will merge with the OP,
                                          with the OP being the surviving
                                          entity. Each shareholder will receive
                                          $42.00 per share in cash and each OP
                                          unitholder will receive $42.00 per
                                          unit in cash unless the unitholder
                                          elects to continue as a limited
                                          partner of the OP (see below).

Step-Up in Basis:                    Security Capital will receive a step-up
                                     in the basis of all real estate and
                                     other assets owned directly or
                                     indirectly by Storage USA.

Treatment of Limited Partners in     The limited partners will be entitled to
SUSA L.P.:                           receive $42.00 per OP unit in cash.
                                     Alternatively, as to all or part of
                                     their units,they can elect to continue
                                     as limited partners of the OP (subject
                                     to the terms of an amended and restated
                                     Agreement of Limited Partnership) and
                                     will have the right to be redeemed for
                                     cash following the end of each quarter
                                     based on the OP's net asset value, as
                                     determined by Security Capital and
                                     subject to review by an independent
                                     accounting firm.

Assumption/Repayment of Debt:        The OP's public debt securities,
                                     Series A preferred units and mortgage notes would remain outstanding, but will be assumed by Security Capital. The OP's existing lines of credit would be repaid upon consummation of the transaction.



Lehman Brothers

Executive Summary
================================================================================

Summary of Proposed Transaction (cont'd)

Marketing Rights:                    The Company will have a 45-day
                                     period following execution of the
                                     definitive Purchase and Sale Agreement to solicit competing proposals for all of the equity or assets of the Company (and its subsidiaries).

                                     -     Security Capital will agree to vote
                                           in favor of, and sell its shares
                                           into, a "superior transaction" after
                                           the termination of the definitive
                                           Purchase and Sale Agreement for up to
                                           four months (and may be extended for
                                           two additional months for regulatory
                                           delays), provided that it receives
                                           cash for its shares and the rest of
                                           SUS's shareholders receive stock
                                           and/or cash with a value not in
                                           excess of the consideration received
                                           by Security Capital.

Breakup Fee:                         The Company will pay Security Capital
                                     $22.5 million in breakup fees should a
                                     superior proposal by a third party be
                                     accepted by the Company.

Conditions:                          Transaction will be subject only to the
                                     following conditions:

                                     -    No material adverse change;

                                     -    Receipt of SUS shareholder approval;

                                     -    Satisfaction of the Hart-Scott-Rodino
                                          Act requirements;

                                     -    No injunctions;

                                     -    Receipt of any other material
                                          governmental approvals; and

                                     -    Financing contingency related to
                                          September 11-type events

Joint Ventures:                      Matters related to existing joint venture
                                     agreements would not be conditions to
                                     closing.

Employees:                           Transaction is not conditioned upon
                                     any employees of Storage USA entering
                                     into agreements with Security Capital.




Lehman Brothers

Executive Summary
================================================================================

--------------------------------------------------------------------------------
                       Storage USA Stock Price History(1)
--------------------------------------------------------------------------------


                                   [GRAPHIC]


----------

(1) Source: Company press releases and FactSet Research Systems as of November 30, 2001.




Lehman Brothers

Executive Summary - Equity Research Analysts' Commentary
================================================================================

"We do not think that PSA will offer a bid for SUS in excess of the $42 per share proposal from Security Capital (SCZ). First, we believe that the $42 per share offer for SUS from Security Capital fully values Storage USA. The $42 per share bid represents a 7% premium to our current NAV per share of $39.28 for SUSIn addition, we view PSA's aversion to debt and its past history with public M&A deals as impediments to a competing bid."

     --   Merrill Lynch, 11/9/01

"We believe a competing cash offer materially above $42 per share is unlikely. The logical public company contender is Public Storage, Inc. (PSA). In the past, PSA has participated in public self-storage company mergers and has expressed interest in the remaining public self-storage companies (Shurgard, SHU; Sovran, SSS; and Storage USA, SUS). PSA's balance sheet reflects considerable leverage capacity. We estimate PSA could potentially offer $43.50 to $44 per share for Storage USA, in a highly levered acquisition, that would be earnings neutral for 2002 and modestly accretive for 2003. However, we estimate the acquisition capitalization rate of such a transaction could fall below 8.5% - a level we believe PSA would view as a minimum return. In sum, PSA could potentially emerge as a bidder. However, the company historically has exhibited investing restraint and we believe management appropriately separates the investing and financing decision making process - a discipline we applaud."

     --   Goldman Sachs, 11/7/01

"...we think many arbitrageurs bid SUS's stock up today. SUS closed at $42.80, a full $0.80 above SCZ's takeover offer of $42/share. Specifically, we think many arbitrageurs noted a provision of the SCZ takeover proposal that the parties would agree that SUS could effectively shop SCZ's offer for a period of 45 days. Receipt of a superior bid could result in SCZ's agreeing to sell its position at the superior price, plus collecting a $22.5 million termination fee."

--       Morgan Stanley, 11/7/01

"We're disappointed by SCZ's decision to bid $42 per share for the 20.5 million shares of Storage USA that it does not currently own SCZ effectively forgoes the ability to use ~$870 million of its capital to buy back its stock at a large (~30%+) NAV discount."

     --   Merrill Lynch, 11/6/01



Lehman Brothers

Executive Summary
================================================================================

--------------------------------------------------------------------------------

                           Summary Valuation Ranges

--------------------------------------------------------------------------------

Page:        8                    9                    10
        Equity Research     Equity Research
        Analyst Price         Analyst NAV
        Targets(1)            Estimates(2)    52-Week Trading Range(1)
        ---------------     ---------------   ---------------------
         $36.00-$37.50       $37.00-$41.00         $27.50-$39.50


Page:        11                   14                 15                  16
                                                                      Dividend
        Comparable Company  Net Asset Value  Unlevered Discounted     Discount
              Analysis         Analysis(2)    Cash Flow Analysis        Model
        ------------------  ---------------  --------------------  -------------
          $39.00-$42.00       $37.00-$39.50     $40.00-$43.00      $40.50-$43.50



Page:                                 17
                        Comparable Transactions Analysis
                        --------------------------------
                                 $36.00-$44.00

----------
(1) Prior to September 10, 2001, the day of the announcement of the formation of the Special Committee and the limited standstill modifications.

(2) Equity research analyst NAV estimates exclude the impact of compensation costs associated with a change in control and transaction costs. Lehman Brothers' NAV includes the impact of change in control compensation costs and transaction costs.

Lehman Brothers

Valuation Analysis - Equity Research Analyst Price Targets
================================================================================


SUS Value Range:    o    $36.00 to $37.50

     o    12-month price targets by equity research analysts

     o The analysis places an emphasis on information as of, or prior to, September 7, 2001, the last trading day before the announcement of the standstill modifications (September 10, 2001)


--------------------------------------------------------------------------------
                        Price Targets for Storage USA(1)
--------------------------------------------------------------------------------

                                               12-month Price Target
                                    -------------------------------------------
Company                              Current    Prior to 9/10/01    Difference
-------                             ---------  ------------------  ------------
Green Street Advisors                $41.69          $37.68            10.6%
Goldman Sachs                          N/A             N/A              N/A
Merrill Lynch                          N/A             N/A              N/A
Morgan Stanley                         N/A             N/A              N/A
Robertson Stephens                    40.00           36.50             9.6%
Salomon Smith Barney                  41.00           36.00            13.9%
                                    -------------------------------------------
Average                              $40.90          $36.73            11.4%

Implied Value Range      Maximum     $41.69          $37.68
                         Minimum     $40.00          $36.00

----------
(1) Source: Research reports as of November 30, 2001. For a more detailed summary of the reports, refer to the Appendix, pages A-1 and A-2.




Lehman Brothers

Valuation Analysis - Equity Research Analyst NAV Estimates
================================================================================

SUS Value Range:    o    $37.00 to $41.00

     o    NAV estimates by equity research analysts


--------------------------------------------------------------------------------
                        NAV Estimates for Storage USA(1)
--------------------------------------------------------------------------------

Company                                           NAV
----------                 --------------------------------------------------
                           Current         Prior to 9/10/01        Difference
                           --------        ----------------        ----------
Green Street Advisor             $40.00          $37.50               6.7%
Goldman Sachs                     40.00            N/A                N/A
Merrill Lynch                     39.28           37.94               3.5%
Morgan Stanley                 37.00-39.00        37.00               2.7%
Robertson Stephens                39.92           39.80               0.3%
Salomon Smith Barney              40.94           37.66               8.7%
Average                    -----------------------------------------------
                                 $39.69          $37.98               4.4%

                                --------
Implied Value Range    Maximum   $40.94    $39.80
                       Minimum   $37.00    $37.00
                                --------
--------------------------------------------------------------------------------

----------

(1) NAV estimates exclude the impact of compensation costs associated with a change in control and transaction costs.

     Source: Research reports as of November 30, 2001. For a more detailed summary of the reports, refer to the Appendix, pages A-1 and A-2.



Lehman Brothers

Valuation Analysis - Historical Share Price and Premium Analysis
================================================================================


SUS 52-Week Trading Range:     o   $27.50 to $39.50

o The table below presents Storage USA's share prices on specific dates and the Offer price ($42.00) premium/discount to these prices

o The analysis places an emphasis on Storage USA's share prices as of, and prior to, September 7, 2001, the last trading day before the announcement of the standstill modifications (September 10, 2001)

--------------------------------------------------------------------------------
                   Historical Share Price and Premium Analysis
--------------------------------------------------------------------------------

                               -------------------------
                                     09/07/01 Close                        11/15/01 Close                       Current(1)
                               -------------------------              -------------------------           --------------------------
                                  SUS          Premium/                  SUS         Premium/                 SUS         Premium/
                               Share Price    (Discount)              Share Price   (Discount)            Share Price    (Discount)
                               -----------    ----------              -----------   -----------           ------------   -----------


Stock price as of Selected Date  $   36.82         14.1%              $   39.80            5.5%           $     42.79         (1.8%)

1-Week Prior                         37.70         11.4%                  39.80            5.5%                 42.85         (2.0%)

20-Days Prior                        37.05         13.4%                  39.59            6.1%                 40.00          5.0%

1-Month Prior                        36.57         14.8%                  39.35            6.7%                 39.75          5.7%

52-Week High                         39.48          6.4%                  41.35            1.6%                 43.20         (2.8%)

52-Week Low                          27.25         54.1%                  27.31           53.8%                 28.31         48.3%
                               -------------------------

Prior All-time High(2)               41.75          0.6%                  41.75            0.6%                 43.20         (2.8%)



--------------------------------------------------------------------------------
(1)  As of the market close on November 30, 2001.

(2) Storage USA's all-time high closing price prior to September 7, 2001 is $41.75 on July 25, 1997.

Lehman Brothers

Valuation Analysis - Comparable Company Analysis
================================================================================


--------------------------------------------------------------------------------
                           Comparable Company Analysis
--------------------------------------------------------------------------------

($ in millions)                                                                    Capitalization
                                                                        -------------------------------------------
                         Price at     52-Week      Dividend              Market    Preferred    Total      Firm
Company                  11/30/01  High     Low      Yield       NAV/1/  Value     Equity/2/   Debt/2/     Value
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Storage USA /3/            $42.00  $39.48   $27.25     6.8%      $40.00  $1,284.6       $65.0     $870.7   $2,220.3
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Public Storage /5//6/      $34.00  $35.15   $21.94     5.3%       30.00  $4,563.1    $1,820.4     $149.8   $6,533.3
Shurgard /8/                 30.45   31.90    23.00     6.8%       31.75     911.8       186.3      440.5    1,538.6
Sovran /9/                  29.09   29.55    18.13     8.1%       27.75     378.3        30.0      249.2      657.5




($ in millions)                           Leverage
                             ------------------------------------      Sr. Unsecured
                             Total Debt/  Debt + Pfd./     %              Ratings            Ratings Outlook
Company                      Firm Value    Firm Value   Floating      (S&P / Moody's)        (S&P / Moody's)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Storage USA /3/                 39.2%        42.1%       20.7%           BBB/Baa3          Negative / Stable /4/
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Public Storage /5//6/            2.3%        30.2%        0.0%           A-Baa2 /7/          Stable / Positive
Shurgard /8/                     28.6%        40.7%        0.0%           BBB/Baa2           Stable / Positive
Sovran /9/                      37.9%        42.5%       47.8%           BBB-/Baa3            Stable / Stable
-------------------------------------------------------------------------------------------------------------------
Average of Comparable Companies 22.9%        37.8%       15.9%
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

----------

(1)  NAV estimates from Green Street Advisors as of November 1, 2001.

(2) Based on Company public filings for quarter ended September 30, 2001 for Storage USA, PSA and SSS and for quarter ended June 30, 2001 for SHU.

(3) Storage USA price quoted at the Offer price of $42.00 per share. Storage USA's 52-week high and low closing prices are for the 52-week period prior to September 10, 2001.

(4) S&P placed Storage USA on CreditWatch with negative implications on November 14, 2001, citing the highly leveraged nature of the proposed transaction by Cactus. On November 20, 2001, Moody's Investors Service confirmed Storage USA's senior debt rating at Baa3 with a stable outlook.

(5) Excludes PSA's special dividends of $0.35, $0.60 and $0.62 per share paid in 2001, 2000 and 1999, respectively. If the $0.35 per share special dividend in 2001 were included, the dividend yield stated in the table would increase to 6.3%.

(6) Pro forma for issuance of 5.75 million depository shares on October 16, 2001 for $139 million of net proceeds. The proceeds were used to retire Series I, H and P preferred stock.

(7)  Preferred stock rating.

(8) Pro forma for issuance of 2.5 million shares of common stock on September 9, 2001 for $75 million of net proceeds. The proceeds were used to acquire the partnership interests of Fremont Storage Partners II.

(9) Analysis treats $130mm of floating rate debt as fixed due to floating-to-fixed interest rate swaps.


Lehman Brothers

Valuation Analysis - Comparable Company Analysis
================================================================================

---------------------------------------------------------------------------------------------------------
                         Summary of IBES, Green Street and Management Estimates
---------------------------------------------------------------------------------------------------------
                   IBES/1/                                 Green Street Advisors/2/
        ----------------------------- -------------------------------------------------------------------
             FFO                                  FFO                          AFFO
        -------------    2001-2002           -------------    2001-2002    -------------    2001-2002
         2001   2002  FFO Growth Rate  NAV    2001   2002  FFO Growth Rate  2001   2002  AFFO Growth Rate
        ------ ------ --------------- ------ ------ ------ --------------- ------ ------ ----------------
SUS     $3.68  $4.03       9.5%       $40.00 $3.73  $4.08       9.4%       $3.52  $3.85        9.4%
PSA      2.91   3.17       8.9%        30.00  2.91   3.11       6.9%        2.77   2.95        6.5%
SHU      2.93   3.15       7.5%        31.75  2.94   3.20       8.8%        2.70   2.95        9.3%
SSS      3.01   3.17       5.3%        27.75  3.02   3.19       5.6%        2.79   2.95        5.7%

                                                                      Management
                                             ------------------------------------------------------------
                                                  FFO                          AFFO
                                             -------------    2001-2002    -------------    2001-2002
                                              2001   2002  FFO Growth Rate  2001   2002  AFFO Growth Rate
                                             ------ ------ --------------- ------ ------ ----------------
SUS/3/                                       $3.69  $4.04       9.5%       $3.48  $3.83       10.1%

----------
(1)  IBES consensus estimates as of November 30, 2001.

(2) NAV estimates, AFFO and FFO estimates from Green Street Advisors as of November 1, 2001

(3)  AFFO and FFO projections provided by Storage USA management.



Lehman Brothers

Valuation Analysis - Comparable Company Analysis
================================================================================

SUS Value Range:    o    $39.00 to $42.00

o Value range derived by applying average FFO multiples for self-storage REITs to management's FFO estimates and applying average premium/discount to Green Street NAV to Green Street NAV estimate for Storage USA

---------------------------------------------------------------------------------------------
                                  Comparable Company Analysis(1)
---------------------------------------------------------------------------------------------


                                   IBES Estimates              Green Street Advisors
                                   --------------       -------------------------------------
                            Stock    FFO Multiple        AFFO Multiple    Premium/(Discount)
Company                     Price   2001      2002      2001       2002   to Green Street NAV
-------                     -----   ----      ----      ----       ----   -------------------
Storage USA/2/             $42.00   11.4x    10.4x      11.9x     10.9x         5.0%

Public Storage              34.00   11.7x    10.7x      12.3x     11.5x        13.3%
Shurgard                    30.45   10.4x     9.7x      11.3x     10.3x        (4.1%)
Sovran                      29.09    9.7x     9.2x      10.4x      9.9x         4.8%
                                    --------------      -------------------------------------
Self Storage Average/3/             10.6x     9.9x      11.3x     10.6x         4.7%

                                         FFO                 AFFO               NAV
                                    2001      2002      2001      2002
                                    ----      ----      ----      ----    -------------------
Storage USA Estimates/4/           $3.69     $4.04     $3.48     $3.83        $40.00
                                  ----------------                        -------------------
Storage USA Implied Value         $39.04    $39.82    $39.42    $40.48        $41.88
                                  ----------------                        -------------------
Average of REITs/5/                 9.5x      9.0x

---------------------------------------------------------------------------------------------

(1) FFO estimates from IBES consensus as of November 30, 2001 and AFFO estimates from Green Street Advisors as of November 1, 2001.

(2)  Storage USA price quoted at Offer price of $42.00.

(3)  Self-storage average includes PSA, SHU and SSS.

(4) AFFO and FFO projections provided by Storage USA management. Storage USA's NAV estimate provided by Green Street Advisors as of November 1, 2001.

(5) Average FFO multiples for all equity REITs (excluding healthcare, lodging and mortgage REITs) with total market capitalizations between $1 billion and $3 billion. FFO estimates from IBES as of November 30, 2001. Source:
     Factset Research Systems as of November 30, 2001.




Lehman Brothers

Valuation Analysis - Net Asset Value Analysis
================================================================================




SUS Value Range:    o    $37.00 to $39.50

---------------------------------------------------------------------------------------------------
                                   Net Asset Value Analysis(1)
---------------------------------------------------------------------------------------------------
(In thousands except Per Share and Per Unit Data)

Capitalization Rate                                     9.50%           9.75%           10.00%
                                                     ----------------------------------------------
Valuation of Mature Owned Properties                    $1,751,548      $1,706,636      $1,663,970
Valuation of Management and Service Income                  12,684          12,684          12,684
Add:       Cash, Cash Equivalents and Securities             3,967           3,967           3,967
           Recent Acquisitions in Lease-up                  55,710          55,710          55,710
           Recent Expansions                               106,132         106,132         106,132
           Developments in Lease-up                        117,165         117,165         117,165
           Construction in Progress                         43,378          43,378          43,378
           GECC JV Equity                                   12,302          12,302          12,302
           Fidelity JV Equity                               20,757          19,660          18,618
           Franchise Corp. Equity                           20,898          20,898          20,898
           Mortgage Notes Receivable                        85,881          85,881          85,881
           Employee Stock Loans Receivable                   8,992           8,992           8,992
           Other Assets                                     32,007          32,007          32,007

Subtract:  Debt and Other Liabilities                     (922,906)       (922,906)       (922,906)
           Parklawn and Clarendon Debt                      (5,417)         (5,417)         (5,417)
           Preferred Units                                 (65,000)        (65,000)        (65,000)
           Lease Liability Adjustment                       (8,000)         (8,000)         (8,000)

Net Asset Value                                         $1,270,098      $1,224,090      $1,180,382
                                                     ----------------------------------------------
Net Asset Value Per Share                                   $41.53          $40.02          $38.59
                                                     ----------------------------------------------
Subtract:  Estimated Transaction Costs
             Change in Control Compensation Expenses       (46,710)        (41,442)        (36,437)
             Other Transaction Costs                       (13,750)        (13,750)        (13,750)

Net Asset Value After Transaction Costs                 $1,209,639      $1,168,899       $1,130,195
                                                     -----------------------------------------------
Net Asset Value Per Share After Transaction Costs           $39.55          $38.22           $36.95
                                                     -----------------------------------------------
----------------------------------------------------------------------------------------------------

----------
(1) The information provided herein is predicated on information provided to us by management of the Company.




Lehman Brothers

Valuation Analysis - Unlevered Discounted Cash Flow Analysis
================================================================================



SUS Value Range:                     o   $40.00 to $43.00

Methodology:                         o   Valuation as an independent public
                                         company, based on management's
                                         projections from 2002 through 2006

                                     o   Value range derived by subtracting
                                         SUS's debt, other cash liabilities
                                         and preferred stock from the range
                                         of total enterprise values
                                         calculated using the discounted
                                         cash flow analysis described below



Sensitivity Analysis:

                              -----------------------------------------------------------
                                                      Discount Rate
                                 11.50%         12.00%            12.50%           13.00%
     ------------------------------------------------------------------------------------
                     10.0x       $41.10         $39.72            $38.38           $37.07
                                           ------------------------------------
     Terminal        10.5x       $42.83         $41.41            $40.03           $38.68

       FFO           11.0x       $44.56         $43.10            $41.68           $40.30
                                           ------------------------------------
     Multiple        11.5x       $46.29         $44.79            $43.34           $41.92
     ------------------------------------------------------------------------------------
                              -----------------------------------------------------------


Significant                          o   Unlevered free cash flow
Assumptions:                             calculated as:

                                         EBITDA

                                         -  Capital expenditures

                                         -  Investments in acquisitions,
                                            development and JVs

                                         +  Proceeds from asset dispositions

                                         +  Franchisee loan repayments

                                     o   Terminal enterprise value in 2006
                                         equals terminal equity value plus
                                         SUS's debt, other cash liabilities
                                         and preferred stock

                                         -  Terminal equity value calculated
                                            using FFO multiple applied to
                                            projected 2006 FFO



Lehman Brothers

Valuation Analysis - Dividend Discount Model
================================================================================


SUS Value Range:                     o   $40.50 to $43.50

Methodology:                         o   Valuation as an independent public
                                         company, based on management's
                                         projections from 2002 through 2006

                                     o   Value range derived by discounting
                                         the projected dividend stream plus
                                         a terminal equity value in 2006
                                         calculated using FFO multiple
                                         applied to projected 2006 FFO


                              ------------------------------------------------------------------------
Sensitivity Analysis:
                                                                    Discount Rate
                                                         14.00%    15.00%    16.00%    17.00%
                                                       ---------------------------------------
                                                10.0x    $42.21    $40.63    $39.13    $37.70
                                    Terminal    10.5x    $43.70    $42.06    $40.50    $39.01
                                      FFO       11.0x    $45.19    $43.48    $41.86    $40.32
                                    Multiple    11.5x    $46.68    $44.91    $43.23    $41.63

                              ------------------------------------------------------------------------




Lehman Brothers

Valuation Analysis - Comparable Transactions Analysis
================================================================================



SUS Value Range:    o    $36.00 to $44.00

     o The analysis places an emphasis on Storage USA's share prices as of, and prior to, September 7, 2001, the last trading day before the announcement of the standstill modifications (September 10, 2001)


--------------------------------------------------------------------------------
                        Comparable Transactions Analysis
--------------------------------------------------------------------------------


                          Premium from Transaction Comps     9/07/01 Close        11/5/01 Close               Current(4)
                          ------------------------------  ------------------     ----------------         -----------------
                           Storage Trust                   SUS    Implied          SUS    Implied          SUS    Implied
                           Transaction     Mean(1)        Price   Value(2)        Price   Value(2)        Price   Value(2)
                           -------------   ------         -----   --------        -----   --------        -----   -------
Premium over Stock              2.8%        18.4%         $36.82  $37.85-$43.61  $39.80  $40.92-$47.14   $42.79  $43.99-$50.68
Price as of Selected Date

Premium over 20-Days            4.3%        18.4%         $37.05  38.64 - 43.86   39.59  41.29 - 46.87    40.00  41.72 - 47.35
Prior Share Price

Premium over 52-Week           (15.2%)       2.4%          39.48  33.47 - 40.42   41.35  35.06 - 42.34    43.20  36.62 - 44.23
High Share Price

                          Multiple from Transaction Comps
                          -------------------------------
                          Storage Trust                   Last 4 Q's  Implied       Last 4 Q's  Implied     Last 4 Q's  Implied
                            Transaction   Mean(1)            FFO      Value(3)       FFO        Value(3)       FFO      Value(3)
                          --------------  ------          ----------  ------------ ----------  --------     ---------   --------
Last 4 Quarters FFO           10.0x       11.9x             $3.58     $35.90-$42.47  $3.65    $36.60-$43.30   $3.65    $36.60-$43.30

Implied Value Range     Maximum                                           $43.86                  $47.14                  $50.68
                        Minimum                                           $35.90                  $36.60                  $36.00

----------
(1) Mean premium and mean last 4 quarters FFO multiple derived from the 12 transactions listed on the next page. Refer to the next page for more detail on the comparable transactions.

(2) Implied value range derived by multiplying stock price with average premiums from the columns entitled "Premium from Transaction Comps".

(3) Implied value range derived by multiplying last four quarters actual FFO per share with average multiples from the columns entitled "Multiple from Transaction Comps".

(4)  As of the market close on November 30, 2001.



Lehman Brothers

Valuation Analysis - Comparable Transactions Analysis
================================================================================




--------------------------------------------------------------------------------
                       Comparable Transactions Analysis(1)
--------------------------------------------------------------------------------

                                                                                                              Consideration
Date                                                                                 Property    Transaction    for Target
Announced    Target                           Acquiror                               Sector       Value(mm)      Equity
----------------------------------------------------------------------------------------------------------------------------------

10/29/01  Cabot Industrial Trust              CalWest Industrial Properties LLC      Industrial    $  2,100     All Cash
  5/4/01  Charles E. Smith Residential        Archstone Communities Trust            Multifamily      3,400     All Stock
 2/23/01  Spieker Properties Inc.             Equity Office Properties Trust         Office           7,200     23% Cash
 9/26/00  Urban Shopping Centers Inc.         Rodamco North America NV               Mall             3,400     All Cash
 5/15/00  Bradley Real Estate Inc.            Heritage Property Invest Trust         Retail           1,120     All Cash
 2/11/00  Cornerstone Properties Inc.         Equity Office Properties Trust         Office           4,600     Choice
 9/24/99  Walden Residential Properties Inc.  Olympus Real Estate Corp.(Hicks Muse)  Multifamily      1,700     All Cash
 4/14/99  Berkshire Realty Company, Inc.      Berkshire Realty Holdings (Aptco LLC)  Multifamily      1,320     All Cash
  3/1/99  Weeks Corporation                   Duke Realty Investments                Diversified      1,720     All Stock
 12/1/98  Irvine Apartment Communities        The Irvine Company                     Multifamily      1,300     All Cash
11/17/98  Meridian Industrial Trust           PoLogis Trust                          Industrial       1,470     All Stock
  7/8/98  Merry Land & Investment Co Inc.     Equity Residential Properties Trust    Multifamily      1,900     All Stock


-------------------------------------------------------------------------------
           Premium over    Premium over       Premium over        Multiple
           Previous        20-Days Prior      Prior 52-Week        to Last
           Close           Share Price         High Price        4Q's FFO(3)
-------------------------------------------------------------------------------
            20.3%           15.7%                0.8%             10.0x
             9.2%            8.4%               20.7%             13.3x
            12.3%           14.3%               (0.6%)            13.7x
            39.4%           38.9%                1.3%             13.2x
            18.9%           27.5%                2.3%              9.4x
            21.0%           16.1%                6.3%             11.3x
            24.0%           24.0%               (1.8%)             9.2x
             8.9%            7.7%               (0.5%)            10.5x
            11.5%           10.5%               (8.8%)            11.3x
            26.8%           29.8%                5.6%             15.5x
            12.7%            9.0%               (6.1%)            13.2x
            16.3%           18.8%                9.4%             11.8x

------------------------------------------------------------------------
Mean        18.4%           18.4%                2.4%             11.9x
Median      17.6%           15.9%                1.1%             11.6x
High        39.4%           38.9%               20.7%             15.5x
Low          8.9%            7.7%               (8.8%)             9.2x
------------------------------------------------------------------------

11/12/98  Storage Trust Realty(2)      Public Storage Inc.   Self-Storage    580   All Stock   2.8%     4.3%    (15.2%)     10.0x

----------
(1) Includes closed and pending (Cabot Industrial Trust) transactions since July 1998, the end of the last peak cycle in the REIT industry during which REIT stocks generally traded at a premium to NAV. Excludes non-comparable transactions, including those in the mortgage REIT, lodging, gaming, healthcare, extended stay hotel, and prison sectors. Excludes minority or partial tender offers and mergers of equals. Excludes transaction with values of less than $1 billion (except for the Public Storage's acquisition of Storage Trust Realty.)

(2) The acquisition of Storage Trust Realty by Public Storage was the only significant public M&A transaction in the self-storage industry with a transaction value in excess of $30 million since 1993.

(3) Multiple to Last 4Q's FFO divides the offer price per share by actual FFO per share for the four quarters prior to the merger announcement.

     Sources: Thomson Financial, Bloomberg, equity research reports, and various national publications.




Lehman Brothers

Equity Research Analyst Price Targets and NAV Estimates
================================================================================

Prior to September 10, 2001


--------------------------------------------------------------------------------
                 Price Targets and Estimates for Storage USA(1)
--------------------------------------------------------------------------------

                           12-month
Firm                     Price Target      NAV    Recommendation    2001 FFO    2002 FFO    2001 AFFO    2002 AFFO    Last Updated
----                     ------------      ---    --------------    --------    --------    ---------    ---------    ------------
Green Street Advisors      $37.68        $37.50        Hold           $3.76      $4.11        $3.55        $3.88       09/01/2001
Goldman Sachs                N/A           N/A   Market Performer      3.75       4.08         N/A          N/A        07/30/2001
Merrill Lynch                N/A          37.94   LT Accumulate        3.74       4.06         3.42         3.73       07/27/2001
Morgan Stanley               N/A          37.00      Neutral           3.74       4.05         N/A          N/A        07/27/2001
Robertson Stephens          36.50         39.80    Market Perform      3.73       4.07         N/A          N/A        08/06/2001
Salomon Smith Barney        36.00         37.66  Neutral, Med. Risk    3.75       4.07         N/A          N/A        07/27/2001
--------------------        -----         -----  ------------------    ----       ----         ---          ---        ----------
Average                    $36.73        $37.98                       $3.75      $4.07        $3.49        $3.81

IBES Consensus                                                        $3.74      $4.07                                 09/07/2001

----------
(1)  Based on research reports released prior to September 10, 2001.




Lehman Brothers

Equity Research Analyst Price Targets and NAV Estimates
================================================================================

Current

------------------------------------------------------------------------------------------------------------------------------------
               Price Targets and Estimates for Storage USA (1)
------------------------------------------------------------------------------------------------------------------------------------
                           12-month
Firm                      Price Target       NAV       Recommendation       2001 FFO  2002 FFO  2001 AFFO   2002 AFFO   Last Updated
----------------------   -------------- ------------ -------------------    -------- --------- ----------- -----------  ------------
Green Street Advisors       $41.69         $40.00           Buy              $3.73     $4.08     $3.52       $3.85       11/01/2001

Goldman Sachs                 N/A           40.00      Market Performer       3.66      4.05      N/A         N/A        11/02/2001

Merrill Lynch(2)              N/A           39.28        No Rating            3.67      4.00      3.36        3.69       11/06/2001

Morgan Stanley                N/A        37.00-39.00      Neutral             3.70      4.02      N/A         N/A        11/07/2001

Robertson Stephens           40.00          39.92      Market Perform         3.67      4.03      N/A         N/A        11/05/2001

Salomon Smith Barney         41.00          40.94   Outperform, Med. Risk     3.69      4.07      N/A         N/A        11/02/2001
-----------------------  ---------------   -------  ----------------------   --------  -------  ---------  -----------  ------------

Average                     $40.90         $39.69                            $3.69     $4.04     $3.44       $3.77

IBES Consensus                                                               $3.68     $4.03                             11/30/2001

----------
(1) Based on the latest available published research reports as of November 30, 2001.

(2)  AFFO estimates from Merrill Lynch research as of 11/02/01.


Lehman Brothers

Recent Self-Storage Sector Stock Price Performance
================================================================================

Self-Storage REITs: Relative Performance

--------------------------------------------------------------------------------
                   Stock Price Performance Since 9/7/01 Close
--------------------------------------------------------------------------------


                                    [GRAPHIC]





------------------------------------------------------------------------------------------------------
        Ticker             9/7/01 Close     11/30/01 Close      High (2)      Low (2)    % Change
------------------------------------------------------------------------------------------------------
         SUS                  $36.82            $42.79           $43.50       $36.65       16.2%
         PSA                  $32.30            $34.00           $35.15       $31.64        5.3%
         SHU                  $29.50            $30.45           $31.65       $28.48        3.2%
         SSS                  $26.64            $29.09           $29.68       $24.65        9.2%
Self-Storage Index (1)        100.00            105.16           107.87        99.12        5.2%
         RMS                  399.87            402.49           403.72       368.12        0.7%
------------------------------------------------------------------------------------------------------




----------
(1)  Includes PSA, SHU and SSS.

(2)  Reflect intraday high and low trading levels for the period.




Lehman Brothers

Recent Self-Storage Sector Stock Price Performance
================================================================================

Self-Storage REITs: Relative Performance


--------------------------------------------------------------------------------
                       Stock Price Performance on 9/10/01
--------------------------------------------------------------------------------


                                    [GRAPHIC]


   Ticker        Open          Close         High        Low          % Change

     SUS        $36.83        $37.85        $38.25       $36.80          2.8%
     PSA        $32.50        $32.60        $32.62       $32.25          0.3%
     SHU        $29.41        $29.40        $29.60       $28.99         (0.0%)
     SSS        $26.54        $26.70        $26.71       $26.50          0.6%
     RMS        399.87        398.97        400.50       398.53         (0.2%)



----------
Note: SUS announced the formation of a Special Committee and limited modifications of the standstill agreement with Security Capital before the market opened on 9/10/01.




Lehman Brothers